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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

     This Agreement, dated as of August 14, 1998, is made and entered into by and between Nutraceutix, Inc. (the "Company") and Lyndon Johnson (the "Executive or Lyndon Johnson"). For the definition of certain terms used in this Agreement, see Section 6 below.

     Upon the execution of this Agreement, all prior employment discussions, whether written or oral, between the Executive and the Company, or any of its parents, subsidiaries, affiliates, or predecessor constituent, are terminated and are of no further force and effect.

SECTION 1 - CONTRACT

     1.1 Engagement. The Company hereby employs Lyndon Johnson and Lyndon Johnson hereby accepts employment with the Company as its Vice President of Sales and Marketing during the Term, subject to and in accordance with the provisions of this Agreement.

     1.2 Duties. Lyndon Johnson will function in the capacity of Vice President of Sales and Marketing and shall be responsible for all sales and marketing by the Company. This will include but not limited to sales of private label health supplement manufacturing, product sales, technology licensing, raw ingredient sales and such other sales or other activities as may be assigned to Lyndon Johnson by the President from time to time. The President and Board of Directors reserves the right to extend or curtail the specific responsibilities of Lyndon Johnson from time to time.

     1.3 Extent of Service. During the Term Lyndon Johnson will devote his full-time attention to the business of the Company, and will not, without the Company's prior written consent, directly or indirectly engage in any employment, consulting, contracting or other activity which would interfere or conflict with the performance of Lyndon Johnson's obligations to the Company, as described in this Agreement.

SECTION 2 - COMPENSATION

     2.1 Base Salary. During the Term, the Company will pay Lyndon Johnson a base salary of one hundred fifty thousand dollars ($150,000) per year. The base salary will be payable in accordance with the customary payroll practices of the Company (but in no event less frequently than semi-monthly) as the Board of Directors of the Company may determine.

     2.2 Commission and Bonus. Lyndon Johnson may receive commissions and bonuses equal to up to fifty percent (50%) of his base salary. Such commissions and bonuses will be based on certain levels, profitability and other corporate objectives to be determined on an annual basis by the Compensation Committee of the Board of Directors, and will be paid to Lyndon Johnson if he meets all qualifications therefor established by the Compensation Committee of the Board of Directors.




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     2.3  Corporate Investment Opportunity.  Lyndon Johnson will receive an incentive stock option to purchase two hundred thousand (200,000) shares of common stock of the Company at a price equal to their fair market value as of the closing on the date of grant, vested over three (3) years and subject to the Company's Stock Option Plan.

     2.4 Benefits. Lyndon Johnson will be eligible to participate in such employee fringe benefit programs as the Company makes available to its employees from time to time (e.g., medical, dental, disability, 401(k) Plan) to the same extent as other full-time employees of the Company.

     2.5 Vacation. Lyndon Johnson will receive three (3) weeks paid vacation during each year of the Term as well as such holidays and floating holidays as the Company makes available to its other full time employees on an annual basis.

     2.6 Expenses. The Company will reimburse Lyndon Johnson for his out-of-pocket expenses directly and reasonably incurred in performance of service for the Company under this Agreement (e.g., transportation, lodging and food expenses while traveling on Company business) in accordance with the Company's standard guidelines and requirements for such reimbursement.

     2.7 Relocation Reimbursement. The Company will reimburse Lyndon Johnson for his out-of-pocket expenses directly and reasonably incurred in moving himself, his family and his possessions to the Redmond, Washington area, up to a maximum of ten thousand dollars ($10,000.00). Such reimbursement will be in accordance with the Company's standard guidelines and requirements for reimbursement, including but not limited to furnishing of all receipts for such costs and expenses.

SECTION 3 - TERM AND TERMINATION

     3.1  Commencement. The Term will commence on September 8, 1998.

     3.2 Termination. Lyndon Johnson's employment by the Company pursuant to this Agreement will be employment at will. As such, the Term will terminate on the earlier of (i) the three (3) year anniversary of the commencement date set forth in paragraph 3.1 or (ii) upon the first of the following to occur: (a) the Company's termination of this Agreement for any reason or no reason with ninety
(90) days notice; (b) Lyndon Johnson's termination of this Agreement for any reason or no reason with ninety (90) days notice; (c) the death of Lyndon Johnson; or (d) the disability of Lyndon Johnson resulting from injury, illness or disease, whether of a mental or physical nature, which prevents him from, or substantially impairs his ability to, satisfactorily perform his duties and obligations under this Agreement for sixty (60) consecutive days.

     3.3  Return of Company Property.   Upon the Company's request, and in any
event promptly upon termination of the Term, Lyndon Johnson will deliver to the Company any and all property of the Company in Lyndon Johnson's possession or control (including, but not limited to, any and all Materials).

SECTION 4 - CONFIDENTIALITY


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     4.1  Confidential Information. Lyndon Johnson will have access to certain
Confidential Information in the course of his employment by the Company. Lyndon Johnson will use and disclose Confidential Information solely for the purposes for which it is provided, and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. Lyndon Johnson will not use or disclose any Confidential Information in any manner contrary to the best interests of the Company.

     4.2 Proprietary Information of Others. Lyndon Johnson will not, in the course of his employment by the Company or at any other time, use, disclose or otherwise make available to the Company, any information, documents or other items which Lyndon Johnson may have received from any other person (e.g., a prior employer) and which Lyndon Johnson is prohibited from so using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which Lyndon Johnson is bound.)

     4.3 Work Product. All Work Product which Lyndon Johnson develops or first reduces to practice during the Term, either alone or with others, together with any and all related Intellectual Property Rights will be the sole and exclusive property of the Company. The foregoing applies to all Work Product which relates to Lyndon Johnson's performance of services during the Term and/or with the use of any equipment, supplies, facilities, personnel, Confidential Information or other resource of the Company.

     4.4 Disclosure and Protection of Work Products. Lyndon Johnson will promptly disclose to the Company in writing all Work Products which Lyndon Johnson develops or first reduces to practice during the Term, either alone or with others. At the Company's request, Lyndon Johnson will assist the Company or its designee in protecting such Work Products and securing or perfecting all applicable rights therein. Such assistance may include, but is not necessarily limited to, the following: (a) making application in the United States and in foreign countries for patents or copyrights on any Work Products specified by the Company; (b) executing documents of assignment to the Company or its designee of all of Lyndon Johnson's right, title and interest in and to any Work Product and related Intellectual Property Rights; and (c) taking such additional action (including, but not limited to, the execution and delivery of documents) as may be necessary or appropriate to perfect, evidence or vest in the Company or its designee all right, title and interest in and to any Work Product and any related Intellectual Property Right.

     4.5 Materials. All Materials and related Intellectual Property Rights will be the sole and exclusive property of the Company, whether or not such Materials are marked with any Intellectual Property Right notice of the Company or Lyndon Johnson. All such Materials authored, made, conceived or developed by Lyndon Johnson or made available to Lyndon Johnson (or any copies or extracts thereof) will be held by Lyndon Johnson in trust solely for the benefit of the Company. Lyndon Johnson will use such materials only as required in the course of his employment by the Company or as otherwise authorized in writing by the Company.

SECTION 5 - NONSOLICITATION

     5.1 Nonsolicitation. During the Term of this Agreement and for a period of three (3) years after termination, Lyndon Johnson will not directly or indirectly solicit or entice any of the

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following to cease, terminate or reduce any relationship with the Company or to divert any business from the Company: (a) any executive, employee, consultant or representative of the Company; (b) any contractor or supplier of the Company; (c) any customer or client of the Company; or (d) any prospective customer or client from whom Lyndon Johnson solicited business within the last year of the Term. Further, Lyndon Johnson will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or arrangements between the Company and any person or entity described in (a), (b) or (c) above to any competitor of the Company.

SECTION 6 -- DEFINITIONS

       Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

       6.1    "Board" means the Company's Board of Directors.

       6.2 "Company's Field of Business" means any of the fields of the Company's business. On the date of this Agreement, the Company's field of business is natural product development, manufacturing, research and consulting, and sourcing for the human health and animal health markets.

       6.3 "Confidential Information" means any information that is confidential, proprietary or trade secret information of the Company or any of its customers or clients or any other information the use or disclosure of which by the Company is prohibited or restricted (e.g., by reason of any contract, court order, law or other obligation by which the Company is bound). "Confidential Information" may include, but is not necessarily limited to, technology, computer programs, business plans, marketing plans, information as to existing or future products or services of the Company, financial projections, unpublished works of original authorship, customer lists, financial information, and trade secrets.

       6.4 "Intellectual Property Right" means any patent, copyright, trade secret, trade name, trademark or other intellectual property right.

       6.5 "Materials" means software, programs, manuals, drawings, designs, articles, writings, data, notes, memoranda, manuscripts, lab notebooks, cultures, proposals, work plans, interim and final reports, project files, client contract records and other tangible manifestations of any Confidential Information or Work Products.

       6.6    "President" means the Company's President.

       6.7 "Term" means the term of Lyndon Johnson's Agreement with the Company, as described in Section 3 of this Agreement.

       6.8 "Work Product" means any invention, discovery, concept or idea (including, but not necessarily limited to, software programs or processes, techniques, know-how, methods, systems, improvements, proprietary formulations, analytical reports, genetically engineered organisms, plasmids and other developments).
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SECTION 7-MISCELLANEOUS

        7.1 Compliance with Laws. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

        7.2 Equitable Relief. Lyndon Johnson acknowledges that: (i) the provisions of Sections 4 and 5 are essential to the company; (ii) the Company would not enter into this Agreement if it did not include such provisions; (iii) the damages which would be sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, (iv) in addition to any other right or remedy that the Company may have (e.g., under this Agreement, by law or otherwise), the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

        7.3 Nonwaiver. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

        7.4 Notices. All notices permitted or required hereunder shall be in writing and shall be deemed given upon personal delivery or mailing, postage paid, certified mail, return receipt requested, to the following address: (i) if to Lyndon Johnson, to his primary residence; (ii) if to the Company, to its principal office.

        7.5 Other Provisions of Employment. Lyndon Johnson's employment by the Company pursuant to this Agreement will be subject to and in accordance with the provisions of the Company's Employee Handbook, as the same may be modified or amended from time to time; provided that to the extent that any provision of this Agreement conflicts with any provision of the Company's Employee Handbook, the provisions of this Agreement will control.

        7.6 Unenforceable Provisions. The invalidity or unenforceability of any provision of this Agreement will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were replaced with a valid and enforceable provision containing terms as similar as possible to the provision replaced.

        7.7 Entire Agreement. Except as stated in paragraph 7.5, this Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between the Company and Lyndon Johnson. Sections 4 and 5, and any other provision of this Agreement that may reasonably be construed as surviving the termination of the Term, will survive the termination of the Term. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

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        7.8 Applicable Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of Washington, without reference to its choice of law rules.



THE COMPANY:                            NUTRACEUTIX, INC.


                                        By:  /s/ WILLIAM D. ST. JOHN
                                           ------------------------------------
                                           William D. St. John
                                           President

                                        Date Signed: August 12, 1998
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LYNDON JOHNSON:


                                          /s/ LYNDON JOHNSON
                                        ---------------------------------------
                                        Lyndon Johnson

                                        Date Signed: August 14, 1998
                                                     --------------------------